 FOR IMMEDIATE RELEASE

Contact: Kathleen M. Campbell, CFMP
Senior Vice President
15 S. Main Street
Mansfield, PA 16933
570-662-0422
570-662-8512 (fax)

LOCAL BANK PRESIDENT ANNOUNCES RETIREMENT
AFTER 22 YEARS OF SERVICE

Mansfield, Pennsylvania - Richard E. Wilber, President and CEO of Citizens Financial Services, Inc., (CZFS) and First Citizens National Bank recently announced his plans to retire effective September 30, 2003.

Wilber began his career with First Citizens in 1971 as controller. He left the company to pursue his MBA at Temple University in Philadelphia. In 1977, he accepted a position as controller for the National Bank of the Commonwealth in Indiana, Pennsylvania where he also served as chairman of the long-range planning committee. He returned to his hometown area in 1981 when he rejoined First Citizens as CEO.

In his 22-year term as CEO of First Citizens, the bank grew from $66 million in assets and $306,000 in net income to $433 million in assets and $5.6 million in net income as of 2002. In 1981, First Citizens had four offices. The addition of three offices of Star Savings and Loan in 1990, two offices purchased from Meridian Bank and the Weis Supermarket office in 1996, the WalMart office and the Bradford County offices of Sovereign Bank in 2000, brings the total office network to 15.

Wilber has been very active in the banking industry at both the state and local level. He has held the position of President of the Pennsylvania Bankers Association (PBA) for the one-year term from July 1998 to June 1999 and has served on several PBA committees including the Executive Committee representing commercial banks with deposits of $150 million to $500 million. In addition, as part of his commitment to community development, he has served as president of BOOM (Betterment Organization of Mansfield), Mansfield Borough Councilman and past Chamber of Commerce president and treasurer.

Wilber is a native of Tioga County, having graduated from Williamson High School in Tioga. He received his BA from Penn State University and his MBA from Temple University. Wilber is also a certified public accountant.

R. Lowell Coolidge, Chairman of the Board of Directors for Citizens Financial Services, Inc. who has known Wilber for 30 years, noted, "Dick firmly believes in the value and importance of the independent community bank. This belief, along with his extensive knowledge of banking, his commitment to the customer and his dedication to the development of the communities we serve was instrumental in building such a successful organization. He will be greatly missed by the Board of Directors and the employees of First Citizens National Bank."

Wilber will remain with First Citizens to ensure a smooth transition until a successor is named.

Citizens Financial Services, Inc. has over 1,500 shareholders, the majority of whom reside in Tioga, Bradford and Potter Counties. First Citizens National Bank has 15 offices located throughout these three counties.